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FORM 4                                          | hours per response......0.5 |


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

     Iacopelli                  Thomas                    J.
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   (Last)                       (First)                 (Middle)

  c/o NYMAGIC, INC.
      330 Madison Avenue
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                                 (Street)

   New York                      NY                      10017
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   (City)                        (State)                 (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     NYMAGIC, INC. ("NYM")
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3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4.   Statement for Month/Day/Year

     September 18, 2002
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                         [_]  10% Owner
     [X]  Officer (give title below)       [_]  Other (specify title below)


              Chief Financial Officer and Treasurer
              -------------------------------------
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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person

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

===================================================================================================================================

                         Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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                                                                                               5.
                                                                                               Amount of       6.
                                                                   4.                          Securities      Owner-
                                            2A.        3.          Securities Acquired (A)     Beneficially    ship
                                 2.         Deemed     Trans-         or Disposed of (D)       Owned           Form:     7.
                                 Trans-     Execution  action        (Instr. 3, 4 and 5)       Following       Direct    Nature of
                                 action     Date,      Code        ------------------------    Reported        (D) or    Indirect
1.                               Date       if any     (Instr. 8)             (A)              Transaction(s)  Indirect  Beneficial
Title of Security                (Month/    (Month/    ----------             or               (Instr. 3       (I)       Ownership
(Instr. 3)                       Day/Year)  Day/Year)  Code    V    Amount    (D)   Price      and 4)          (Instr.4) (Instr. 4)
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

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===================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                   Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number



                                                                                                                            (Over)
                                                                                                                   SEC 1474 (9-02)


FORM 4 (continued)

                         Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                 (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================
                                                                                                           9.        10.
                                                                                                           Number    Owner-
                                                                                                           of        ship
                                                                                                           deriv-    Form
                   2.                                                                                      ative     of
                   Conver-                        5.                            7.                         Secur-    Deriv-  11.
                   sion                           Number of                     Title and Amount           ities     ative   Nature
                   or             3A.             Derivative    6.               of Underlying     8.      Bene-     Secur-  of
                   Exer-          Deemed  4.      Securities    Date             Securities        Price   ficially  ity     In-
                   cise   3.      Execu-  Trans-  Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      Owned     Direct  direct
                   Price  Trans-  tion    action  or Disposed   Expiration Date  ----------------  Deriv-  Following (D) or  Bene-
1.                 of     action  Date,   Code    of (D)        (Month/Day/Year)          Amount   ative   Reported  In-     ficial
Title of           Deriv- Date    if any  (Instr. (Instr. 3,    ----------------          or       Secur-  Trans-    direct  Owner-
Derivative         ative  (Month/ (Month/ 8)      4 and 5)      Date     Expira-          Number   ity     action(s) (I)     ship
Security           Secur- Day/    Day/    ------- ------------  Exer-    tion             of       (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)         ity    Year)   Year)   Code V   (A)   (D)    cisable  Date    Title    Shares   5)      4)        4)      4)
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
Stock option      $17.60 6/10/02           A   V  12,500        (1)      6/10/12  Common   12,500  -0-
with right                                                                        Stock
to purchase
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Stock option      $17.60 9/18/02           D             12,500 (2)      6/10/12  Common   12,500  -0-
with right                                                                        Stock
to purchase

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Stock option      $14.47 9/18/02           A      12,500        (3)      9/18/12  Common   12,500  -0-     37,500     D
with right                                                                        Stock
to purchase
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====================================================================================================================================
Explanation of Responses:
(1)  Options vest in three equal annual installments beginning on June 10, 2003.
(2)  In consideration of the grant of new options Mr. Iacopelli agreed to the novation of his previous option agreement.
(3)  Options vest in four equal annual instllments beginning on September 18, 2003.

Signed for Thomas J. Iacopelli pursuant to a power of attorney on file with the Securities and Exchange Commission.

/s/ Paul J. Hart                                              10/15/02
--------------------------------------------            -----------------------
Attorney-In-Fact
**Signature of Reporting Person                                  Date

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



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